UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C 20549
SCHEDULE 14A
(Rule 14a-101)
Proxy Statement Pursuant To Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No. __)
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Preliminary Proxy Statement
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Definitive Proxy Statement
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ANDALAY SOLAR, INC.
(Name of Registrant as Specified in Its Charter)
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Andalay Solar, Inc.
48900 Milmont Drive
Fremont, CA 94538

Dear Andalay Shareholders:

I’ve now been at Andalay for a year and I wanted to take this opportunity to review some of the achievements and challenges that we have faced over the last twelve months or so, and address feedback that we have heard about from you since the filing of our preliminary proxy last week.

I have been in the solar industry for nearly 10 years.  I started in the industry with Suntech Power, where I managed global sales which included putting in place the team and strategy to grow North American sales from 25MWs in 2006 to 500MWs in 2011. My relationship with Andalay dates back to 2007 when Suntech agreed to become the largest OEM producer of Andalay compatible modules. Suntech also entered into a license agreement to sell the Andalay product outside of the United States.

I have always been impressed with the Company’s technology, which truly reduced installation time, reduced the complex number of parts in a system and the integrated wire management system improved long term reliability. However, I was never a big fan of a small company like Andalay being a manufacturer and selling a full solar kit (module, inverter and mounting hardware) as I felt it was very capital intensive, hard to be “bankable” and hard to avoid low revenues and low margins. I came to Andalay because I believed that it had a very strong product with great unrealized potential to be broadly adopted within the residential solar markets across the United States with annualized unit sales growing from the hundreds to the thousands.

This is particularly the case with the lack of any comparable competitors with a similarly comprehensively designed rail-less system with over 8 years of installed track record, especially as Zep Solar was acquired and Andalay has a broad suite of patents covering its core plug-and-play technology. As a business model, I felt that it was critical to quickly migrate the company to a new, sustainable and viable business strategy that provided large economies of scale to facilitate rapid and profitable growth. The principle building blocks for this new strategy included:

•	signing up Tier One module companies to license the Andalay technology;

•	signing up Top 20 residential installers and distributors as customers;

•	becoming bankable among the key banks and solar leasing companies;

•
focusing sales on principally selling the Company’s proprietary mounting hardware as opposed to a full solar kit, which both reduces working capital strain as well as increases gross margins to enable the Company to rapidly scale sustainable and accretive revenue and eventually profits; and

•	resolving the historical debt and raising new financing to fund the working capital necessary to enable the company to dramatically grow its revenues, margins and profits.

During this year, against many odds, we made notable achievements among the top four building blocks listed above, including entering a licensing MOU with Hyundai and a Tier One Chinese module company, having Hyundai produce and ship Andalay compatible modules to be ready for sale as of May 15, commencing the process of onboarding several top tier solar installers and distributors and having the combined Hyundai-Andalay solution be on the approved vendor list of multiple solar lease and financing companies.

In order to grow rapidly to realize the full potential of the new business model, we need to work with financial advisors to raise capital and settle past debts. We need to have a stronger balance sheet to have the financial strength to drive our business forward with marquis customers and partners, which would lead eventually to the main goal, which is rapid growth with sustained profitability.   The proposals contained in the proxy contain some of the critical items needed to achieve this goal.

Therefore, I would like to take the opportunity to explain more about why we put forth the following proxy agenda items:

1.	Increase the authorized number of shares of common stock to 2.5 billion.

a.
We are currently close to the limit of our authorized/outstanding shares of common stock, and in order to attract new strategic or financial investors we will need to make them partners in the Company – and that would mean issuing shares of common stock for an investment in the Company.  We felt this proposed amount of shares would avoid the need to revisit this issue for many years.

2.	Provide our Board of Directors with the authority to implement a 1-for-50 reverse stock split.

a.
The reverse stock split proposal was not intended to be effected right away and was drafted as an option for the future to provide the Board with future flexibility, including to recapitalize the company’s share structure and potentially relist the company’s shares onto a stock exchange.

3.	Revise the terms of our 2006 Stock Incentive Plan to increase the number of shares available under the Plan, and also to extend the plan.

a.
 In order to attract and retain top tier motivated employees, we need to be able to compensate those employees in a competitive environment.  In the San Francisco Bay Area, employment is very high and many companies can offer much better cash compensation than we can.  Therefore it is very important to be able to offer our employees equity compensation in addition to their cash compensation.  The proposal keeps the amount of shares available under the Plan to the same percentage as it is currently (i.e. up to 10% of the total outstanding shares).

b.
 The current Stock Incentive Plan had been set to expire in 2016.   It is important to extend this Plan beyond 2016 to achieve its purposes as a long term incentive and retention program for key employees.

Upon issuance of the preliminary proxy, we did hear from various of our investors who expressed concern with:

1.    our plan to increase our authorized number of shares of common stock to 2.5 billion; and

2.    our plan to provide our Board of Directors with the authority to implement a 1-for-50 reverse stock split

As I’ve discussed above, it is critical to the short-term and long-term viability of the Company for Andalay Solar to increase the number of authorized shares.  The total recommended increase to 2.5 billion shares was carefully considered to give the Company headroom over the next 5 years. In light of investor feedback, however, I propose that a smaller number of authorized shares would be sufficient to meet our projected needs over the next two years based on our current projections.  Therefore I requested and our Board has agreed to reduce by 50% the new proposed number of authorized shares to 1.25 billion. I hope that shareholders will feel more comfortable with this new proposal designed to address our near term needs. I want to emphasize it is critical for our future growth to have this proposal as we need to bring in the additional capital to make our new business model successful.

I also recognize that the reverse stock split proposal is more targeted at a long-term view, and it is not something that is needed to achieve our core goals in the near term. As such, to simplify the proxy voting, the Board has agreed to remove the proposal.

The definitive proxy will not contain the 1 for 50 reverse split proposal and we will no longer be asking our stockholders to vote on this issue at this time. We will also adjust the proposed number of shares for the Stock Incentive from 250 million shares to 125 million shares which equates to 10% of the proposed total authorized number of shares.

Over the past year I have continued to evaluate our technology, I have spoken with many potential licensees and potential distribution partners, and am going into my second year as CEO and President fully confident on our potential to be a leading supplier of rackless PV solutions to the solar industry.  That doesn’t mean that the course we have chartered will be easy or smooth sailing, and certainly every potential transaction takes more time than I am happy with, but it does mean that we are poised for fantastic growth. I will host a call in the upcoming weeks to elaborate on our future plans and outlook.

 In order to achieve the success which I think we are able to achieve, I would appreciate shareholder support on the important matters in the proxy statement and for you to vote for management’s recommendations. Please vote YES to all items.

Sincerely,

/s/ Steven Chan

Steven Chan
Chief Executive Officer
Statements made in this letter that are not historical in nature, including those related to market acceptance of products, constitute forward-looking statements within the meaning of the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by the use of words such as "expects," "projects," "plans," "will," "may," "can," "anticipates," believes," "should," "intends," "estimates," and other words of similar meaning. The statements are subject to risks and uncertainties that cannot be predicted or quantified, and our actual results may differ materially from those expressed or implied by such forward-looking statements. Such risks and uncertainties include, without limitation, risks associated with Andalay's products long term reliability, the ability of Andalay to execute its long term goals, the increase in annual sales, potentiality of large investors in the Company, and the growth potential of the Company. All forward-looking statements included in this release are made as of the date of this letter, and Andalay Solar assumes no obligation to update any such forward-looking statements.